Exhibit 99.1

Ashton Woods USA L.L.C.	1080 Holcomb Bridge Road Building 200, Suite 350 Roswell, GA 30076 Phone: (770) 998-9663 Fax: (770) 998-7494
NEWS FOR IMMEDIATE RELEASE
Thursday, December 20, 2007

Ashton Woods USA L.L.C. Amends Unsecured Line of Credit

ATLANTA, December 20, 2007/PRNewswire/ -- ASHTON WOODS USA L.L.C. (Bloomberg: ASHWOO) (CUSIP: 045086 AB 1), one of the nation’s largest private homebuilders, based on number of closings and revenues, today announced that the Company has amended certain terms of its unsecured revolving credit facility. The amendment, among other things, provides the Company with additional operating flexibility under the tangible net worth and minimum interest coverage covenants, tightens the leverage covenant based on the interest coverage ratio at the measurement date and increases the pricing on the loan, the amount of the increase dependent on the leverage ratio and interest coverage ratio at each measurement date. The Company also reduced the total commitment available under the revolver from $300 million to $250 million to more consistently align the Company’s capital needs with the facility’s size.

Bob Salomon, Chief Financial Officer of the Company, said, “This amendment to the financial covenants of our revolving credit facility provide us with important flexibility as we continue to manage our business through this downturn in the homebuilding industry. The continued confidence in our business model by our bank group, as demonstrated by this amendment, is greatly appreciated.”

With headquarters in Atlanta, Georgia, Ashton Woods USA L.L.C. is one of the nation’s largest private homebuilders based on the number of home closings and revenues.  The Company currently operates in Atlanta, Dallas, Houston, Orlando, Phoenix, Tampa and in Denver.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and projections about our future performance based on our beliefs and our management's assumptions.  These statements are not guarantees of future performance and outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ include: economic changes nationally or in our local markets, delays in construction due to weather events or otherwise, volatility of mortgage interest rates and inflation, unexpected increases in our cost structure and other factors having an impact on revenues or costs outside of our control, including factors discussed in our periodic reports filed with the Securities and Exchange Commission.